EXHIBIT 10.1

AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of April 6, 2020, is executed by and among APOGEE ENTERPRISES, INC., a Minnesota corporation (the “Borrower”), the Lenders (as defined below), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Administrative Agent”).

BACKGROUND

A.    The Borrower, the lenders party thereto (“Lenders”), the Administrative Agent and the other named agents are party to that certain Third Amended and Restated Credit Agreement dated as of June 25, 2019 (the “Credit Agreement”).

B.    The parties wish to amend the Credit Agreement as provided herein.

C.    The Borrower, the Administrative Agent and the Lenders are willing to enter into this Amendment upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.  Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Section 2.  Amendments to the Credit Agreement.    As of the First Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

2.1.    Section 1.1 of the Credit Agreement is hereby amended by:

(i)	deleting the table in the definition of Applicable Margin and replacing it with the following:

Level	Leverage Ratio	Interest Margin for LIBOR Rate Revolving Loans and Term Loans	Interest Margin for Base Rate Revolving Loans and Term Loans	Commitment Fee

I	Less than 1.00 to 1.00	1.125%	0.125%	0.15%

II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.25%	0.25%	0.175%

III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.375%	0.375%	0.225%

IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.50%	0.50%	0.275%

V	Greater than or equal to 2.50 to 1.00	1.75%	0.75%	0.325%

(ii)	Deleting the last paragraph in the definition of “LIBOR” and replacing it in its entirety as follows:

Notwithstanding the foregoing, (x) in no event shall LIBOR (including, any Benchmark Replacement with respect thereto) be less than (A) 0%, with respect to Revolving Credit Loans and (B) 0.75%, with respect to Term Loans, and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 4.8(c), in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement.

(iii)	Deleting the last paragraph in the definition of “LIBOR Market Index Rate” and replacing it in its entirety as follows:

Notwithstanding the foregoing, (x) in no event shall the LIBOR Market Index Rate (including, any Benchmark Replacement with respect thereto) be less than 0%, and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 4.8(c), in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to the LIBOR Market Index Rate shall be determined in accordance with such Benchmark Replacement.

(iv)	restating the definition of “Term Loan Maturity Date” in its entirety as follows:

“Term Loan Maturity Date” shall mean April 5, 2021, the date that is 364 days after the First Amendment Effective Date (as such date may be extended pursuant to Section 2.9 hereof).

(v)	inserting the following terms in the appropriate alphabetical order therein:

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined (I) would be less than zero, the Benchmark Replacement will be deemed to be zero with respect to Revolving Credit Loans for the purposes of this Agreement, and (II) would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% with respect to Term Loans for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to LIBOR:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; and

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to LIBOR:

(a)    a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the

Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 4.8(c) and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 4.8(c).

“Early Opt-in Election” shall mean the occurrence of both:

(a)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.8(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“First Amendment Effective Date” shall mean April 6, 2020.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(vi)	deleting the definition of “Replacement Rate”.

2.2.    Section 1.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1.9    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

2.3.    Article I of the Credit Agreement is hereby amended to add a new Section 1.10 as follows:

SECTION 1.10    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2.4.    Section 4.8(a) of the Credit Agreement is hereby amended by deleting the reference to “Unless and until a Replacement Rate is implemented in accordance with clause (c) below” therein in the first sentence thereof and replacing it with a reference to “Subject to clause (c) below”.

2.5.    Section 4.8(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)    Effect of Benchmark Transition Event.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in

Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of each Class. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 4.8(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.8(c).

(iv)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Rate Loan of, conversion to or continuation of LIBOR Rate

Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate.

2.6.    Section 11.2 of the Credit Agreement is hereby amended by deleting the reference to “Replacement Rate” therein in clause (viii) of the proviso thereto and replacing it with a reference to “Benchmark Replacement”.

2.7.    Article XI of the Credit Agreement is hereby amended to add a new Section 11.24 as follows:

11.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan

Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 11.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 3.  Representations and Warranties. To induce the Administrative Agent and the undersigned Lenders to execute this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and such Lenders as follows:

3.1.    the execution, delivery and performance of this Amendment have been duly authorized by all requisite action of the Borrower, and this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

3.2.    each of the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects with the same effect as though made on and as of the date hereof (except, in each case, to the extent stated to relate to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date); provided, that if a representation or warranty is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this provision; and

3.3.    no Event of Default or Default exists under the Credit Agreement or would exist after giving effect to this Amendment.

Section 4.  Effectiveness. This Amendment shall become effective as of the date first set forth above, subject to the satisfaction of the following conditions precedent (the date of such satisfaction being the “First Amendment Effective Date”):

4.1.    Amendment. Administrative Agent shall have received counterparts of this Amendment signed by the Administrative Agent, the Borrower and the Lenders.

4.2.    Consent and Reaffirmation Agreement. The Subsidiary Guarantors shall have executed and delivered to Administrative Agent a Consent and Reaffirmation Agreement in the form of Exhibit A attached hereto.

4.3.    Legal Opinion. A favorable opinion of internal and external counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, this Amendment, the Loan Documents and such other matters as the Administrative Agent shall reasonably request and which opinion shall permit reliance by successors and permitted assigns of each of the Administrative Agent and the Lenders.

4.4.    Secretary’s Certificate. Administrative Agent shall have received from Borrower (i) its charter (or similar formation document) (or a certification by its secretary or assistant secretary that there have been no changes to its charter (or similar formation document) since delivery thereof to Administrative Agent on the Restatement Closing Date), (ii) a good standing certificate from its state of organization, (iii) its bylaws or similar formation document (or a certification from its secretary or assistant secretary that as of the date of such certificate there has been no change to its bylaws since delivery thereof to Administrative Agent on the Restatement Closing Date), (iv) resolutions of its board of directors or other governing body approving and authorizing its execution, delivery and performance of this Amendment, and (v) signature and incumbency certificates of its officers executing this Amendment, all certified by its secretary or an assistant secretary as being in full force and effect without modification.

4.5.    Representations and Warranties. The warranties and representations of each Credit Party contained in this Amendment, the Credit Agreement and the other Loan Documents, shall each be true and correct on the date hereof and after giving effect to this Amendment, as though made on and as of the date hereof (except, in each case, to the extent any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4.6.    No Default. After giving effect to this Amendment, no Default or Event of Default under the Credit Agreement shall have occurred and be continuing.

4.7.    Payment of Fees. The Borrower shall have paid to (i) the Administrative Agent the fees set forth in that certain Fee Letter among the Borrower, Wells Fargo Securities, LLC and the Administrative Agent dated as of March 30, 2020 and (ii) U.S. Bank National

Association the fees set forth in that certain Fee Letter among the Borrower and U.S. Bank National Association dated as of March 30, 2020.

Section 5.  Reference to and Effect Upon the Credit Agreement.

5.1.    Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

5.2.    Except as specifically set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document, nor constitute an amendment or waiver of any provision of the Credit Agreement or any other Loan Document. Upon the effectiveness of this Amendment, each reference to the Credit Agreement contained therein or in any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a Loan Document for the purposes of the Credit Agreement and each other Loan Document.

Section 6.  APPLICABLE LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Section 7.  Enforceability and Severability. Wherever possible, each provision in or obligation under this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any such provision or obligation shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.  Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page.

Section 9.  Costs and Expenses. The Borrower hereby affirms its obligation under Section 11.3 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the attorneys’ fees and expenses for the Administrative Agent with respect thereto.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

BORROWER:

APOGEE ENTERPRISES, INC., as Borrower

By: /s/ Gary R. Johnson

Name: Gary R. Johnson

Title: Senior Vice President and Treasurer

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and a Lender

By: /s/ Greg Strauss

Name: Greg Strauss

Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Syndication Agent, Issuing Lender and a Lender

By: /s/ Edward B. Hanson

Name: Edward B. Hanson

Title: Senior Vice President

[Signature Page to Amendment No. 1 to Third Amended and Restated Credit Agreement]

COMERICA BANK, as a Lender

By: /s/ Heather Kowalski

Name: Heather Kowalski

Title: Senior Vice President

BMO HARRIS BANK, N.A., as a Lender

By: /s/ Philip Sanfilippo

Name: Philip Sanfilippo

Title: Director

TRUIST BANK, as successor by merger to SunTrust Bank, as a Lender

By: /s/ Anika Kirs

Name: Anika Kirs

Title: Vice President

[Signature Page to Amendment No. 1 to Third Amended and Restated Credit Agreement]

EXHIBIT A

CONSENT AND REAFFIRMATION

The undersigned (“Guarantors”) hereby (i) acknowledge receipt of a copy of Amendment No. 1 to Third Amended and Restated Credit Agreement dated as of April 6, 2020 (the “Amendment”); (ii) consent to the execution and delivery thereof by Borrower; (iii) agree to be bound thereby; (iv) affirm that nothing contained therein shall modify in any respect whatsoever its guaranty of the Obligations of Borrower to Administrative Agent and Lenders pursuant to the terms of that certain Third Amended and Restated Subsidiary Guaranty Agreement, dated as of June 25, 2019 (“Guaranty”), and (v) reaffirm that the Guaranty is and shall continue to remain in full force and effect. Although each of the Guarantors has been informed of the matters set forth herein and in the Amendment and has acknowledged and agreed to same, Guarantors understand that Administrative Agent and Lenders have no obligation to inform Guarantors of such matters in the future or to seek Guarantors’ acknowledgment or agreement to future amendments or waivers, and nothing herein shall create such a duty.

This Consent and Reaffirmation shall be governed by and construed in accordance with, the internal laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles that would require application of another law.

[signature page follows]

Consent and Reaffirmation

IN WITNESS WHEREOF, each of the Guarantors has executed and delivered this Consent and Reaffirmation under seal by their duly authorized officers, all as of the day and year first above written.

Apogee Wausau Group, Inc.

By:	/s/ Gary R. Johnson
Name: Gary R. Johnson
Title: Treasurer

Harmon, Inc.

By:	/s/ Gary R. Johnson
Name: Gary R. Johnson
Title: Treasurer

Tru Vue, Inc.

By:	/s/ Gary R. Johnson
Name: Gary R. Johnson
Title: Treasurer

Viracon Georgia, Inc.

By:	/s/ Gary R. Johnson
Name: Gary R. Johnson
Title: Treasurer

Viracon, Inc.

By:	/s/ Gary R. Johnson
Name: Gary R. Johnson
Title: Treasurer

[Signature Page to Consent and Reaffirmation]

Tubelite Inc.

By:	/s/ Gary R. Johnson
Name: Gary R. Johnson
Title: Treasurer

EFCO Corporation

By:	/s/ Gary R. Johnson
Name: Gary R. Johnson
Title: Treasurer

[Signature Page to Consent and Reaffirmation]